EXHIBIT 18.1

April 23, 2010

Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri 63166

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2010, of the facts relating to Solutia Inc.’s (the “Company”) change in accounting principle for inventories in the United States, excluding supplies, from the Last-In, First-Out (“LIFO”) method to the First-In, First-Out (“FIFO”) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Solutia Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2009. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Solutia Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2009.

Yours truly,

/s/Deloitte & Touche LLP
St. Louis, Missouri
April 23, 2010